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                                                                   EXHIBIT 10.28


                                                  PAUL J. NORRIS
                                                  Chairman, President & Chief
                                                  Executive Officer
[LOGO OMITTED]
                                                  W.R. Grace & Co.
                                                  7500 Grace Drive
                                                  Columbia, Maryland 21044

                                                  Tel.: (410) 531-4404
                                                  Fax:  (410) 531-4414
                                                  Email: paul.j.norris@grace.com

                                                  December __, 2000


Dear ________________________:

I am pleased to be writing to specify the terms of the retention arrangement that has been approved for you by the Grace Board of Directors. Under that arrangement, the retention payment described below will be made to you during January 2001, and the enhanced severance arrangement, also described below, will apply to you, provided that you accept and agree to the terms of the arrangement indicating your intention to remain with Grace for two years, by signing and returning a copy of this letter to W. Brian McGowan in Columbia on or prior to December 31, 2000.

Retention Payment

You will receive a payment equal to 100% of your annual base salary. In your case, the total gross amount of that payment will be $____________. The payment will be considered regular compensation for 2001 for Federal and State income tax purposes, and therefore the net amount you actually receive will consider appropriate income tax withholding as well as other appropriate payroll taxes (e.g., FICA).

However, the payment will not be considered for any Grace compensation or benefit plan purposes. For example, the payment will not be considered in determining your Grace annual or any long-term incentive compensation awards (for which you may remain eligible) nor will any portion of the payment be paid into Grace's Savings & Investment Plan, nor will the payment be used to determine your final average compensation under the Grace Salaried Retirement Plan or the Grace Supplemental Executive Retirement Plan (in this regard, the payment will be considered non-pensionable "special pay"). Also, the payment will not be used to calculate the amount of disability income or life insurance that you or your beneficiary may become entitled to under any Grace benefit plan.

Except as provided in the next sentence, you agree to return to Grace a portion (calculated as specified below) of the total gross amount, if you voluntarily retire or resign your employment, or if you are terminated by Grace for "Cause" (as defined below), so that you cease to be a full-time employee of Grace on or prior to December 31, 2002. You will not be required to return any portion of the payment to Grace if at any time on or prior to that date you are involuntarily terminated by Grace without "Cause", or you die or become permanently and totally disabled, or you resign from Grace for "Good Reason" (as defined below).

If you terminate employment with Grace on or prior to December 31, 2002, under circumstances where you are required to return a portion of the total gross amount, then the amount that you will be required to return will be the result of the following calculation: The total gross amount of the payment, multiplied by a fraction where the numerator is equal to (i) 730 minus, (ii) the number of calendar days during which you

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December __, 2000
Page 2

were employed by Grace as a full time employee commencing on January 1, 2001 and ending on your last day of full-time employment with Grace, and the denominator is 730.

Under the terms of this arrangement, you must make any required repayment no later than 5 business days after your last date of Grace employment as a full time employee

If your employment terminates with Grace under circumstance where you are not required to return a portion of the total gross amount, the payment to you under this letter agreement will not affect in any way the amount or nature of any other payment you may be entitled to receive from Grace under any other agreement, plan or program (including but not limited to any Grace severance plan), as a result of your termination.

For purposes of this retention payment only, the following definitions are applicable:

"Cause" means commission by you of a criminal act or of significant misconduct, which in the reasonable judgment of the Grace Board (or its designee) has had or will have a direct material adverse effect upon the business affairs, properties, operations or results of operations or financial condition of W. R. Grace & Co. and its subsidiaries, taken as a whole (collectively, the "Company").

"Good Reason" means any of the following: (1) the reduction of your annual base salary paid by the Company to an amount that is less than the amount in effect as of the date of this letter agreement, (2) the Company's requiring you to be based anywhere other than the metropolitan area in which your office is located as of the date of this letter agreement, or (3) a permanent change in your job duties that is inappropriate to your current status as a member of Grace's management team, even if your annual base salary is not reduced.

Enhanced Severance Pay

You will be entitled to severance pay equal to two times your annual base salary at the time of your termination (the "Enhanced Severance Pay"), if you are involuntarily terminated by Grace under circumstances in which you would qualify for severance pay under the terms of the Grace Severance Pay Plan for Salaried Employees (the "Grace Severance Plan"). A copy of the Summary Plan Description of that Plan (the "SPD") is attached for your convenience, and I would draw your attention to the sections of that SPD entitled "When Coverage Applies" and "When Coverage Doesn't Apply", on page 2. The payment of the Enhanced Severance Pay will be governed by the terms of the Grace Severance Plan (except, of course, for the calculation of the amount of severance pay).

If you become entitled to the Enhanced Severance Pay arrangement described herein and to severance pay or benefits under any other plan or program of Grace, or arrangement with Grace (including but not limited to the special severance pay agreement between you and Grace), then you will only receive severance under one severance plan, program or arrangement - - the one that provides the greatest total amount of severance pay to you. For instance, if the Enhanced Severance Pay arrangement provides the greatest total severance pay, then you will only receive the Enhanced Severance Pay, and you will not receive any severance pay or benefits under any other Grace plan, program or arrangement. Under no circumstances will you receive severance pay or benefits under two or more severance plans, programs or arrangements.


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December __, 2000
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Neither this letter agreement, nor the retention arrangement described herein, changes your current employment status with the Company, which means you remain an employee "at will."

Thank you for your past and anticipated future contributions to Grace.

                                   Sincerely,



                                 Paul J. Norris

Agreed and Accepted

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                          (Date)